Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact

New Horizons Worldwide, Inc.

Investor Relations

Charles Mallon, 714-940-8131

Charlie.Mallon@newhorizons.com

NEW HORIZONS REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Anaheim, CA, March 28, 2008 – New Horizons Worldwide, Inc. (Pink Sheets:NEWH) today reported financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Highlights

•                  Operating income was $272,000 for the fourth quarter of 2007, representing the fourth consecutive quarter of positive results, and operating income was $4.2 million for the year ended December 31, 2007.

•                  Net income was $2.0 million and $5.3 million for the quarter and year ended December 31, 2007, respectively.

•                  Net income per share attributable to common shareholders on a fully diluted basis was $0.08 and $0.13 for the quarter and year ended December 31, 2007, respectively.

•                  System-wide revenue increased 9% for the quarter ended December 31, 2007 over the comparable quarter in the prior year and increased 5% for the year ended December 31, 2007 as compared to the prior year.

•                  Consistent with the strategy to reposition the Company as a franchisor, eleven Company-owned training centers have been sold and re-franchised since March 2006.

Fourth Quarter 2007 Results

Revenue for the quarter ended December 31, 2007 totaled $11.6 million, compared to $15.1 million in the comparable 2006 period. Revenue from Company-owned training centers declined to $5.1 million in the quarter ended December 31, 2007 from $9.0 million in the comparable period of 2006, primarily as a result of the disposal and re-franchising of four Company-owned training centers during 2007. Franchising revenue increased to $6.5 million in the fourth quarter of 2007 as compared to $6.1 million in the fourth quarter of 2006. Royalty revenue increased by $802,000 in the quarter ended December 31, 2007 to $5.1 million from $4.3 million in the comparable 2006 period, partially due to the re-franchising of Company-owned training centers.

The Company had operating income of $272,000 in the fourth quarter of 2007, compared to an operating loss of $696,000 in the fourth quarter of 2006. The Company defines operating income (loss) as income (loss) before gains (losses) from the sale of assets, interest and income taxes. The improvement primarily reflects increased margins in the Company-owned training centers segment. The Company’s net income was $2.0 million for the three months ended December 31, 2007 compared to a net loss of $1.9 million in the comparable 2006 period.

For the three months ended December 31, 2007, total system-wide revenue from all franchised and Company-owned training centers was $95.7 million compared to total system-wide revenue for the comparable 2006 period of $87.8 million, an increase of 9%.

Full Year 2007 Results

Revenue for the year ended December 31, 2007 totaled $51.6 million compared to $76.7 million for the year ended December 31, 2006. Revenue from Company-owned training centers declined to $27.6 million for the year ended December 31, 2007 from $48.7 million in the prior year, primarily as a result of the disposal and re-franchising of four Company-owned training centers during 2007. Franchising revenue declined to $24.0 million in the current year, as compared to $28.0 million for the prior year as a result of the cancellation of the Company’s courseware reseller contract with Microsoft in July 2006. Royalty revenue increased to $19.2 million for the year ended December 31, 2007 from $16.7 million for the year ended December 31, 2006, partially due to the re-franchising of Company-owned training centers.

The Company had operating income of $4.2 million for the year ended December 31, 2007 compared to an operating loss of $2.4 million in the prior year. The improvement is the result of increased margins in both the franchising and Company-owned training centers segments due to cost reductions and improved cost controls and to the disposal and re-franchising of Company-owned training centers. The Company’s net income was approximately $5.3 million for the year ended December 31, 2007 compared to a net loss of $2.0 million for the year ended December 31, 2006.

Dividends payable and deemed dividends on preferred stock totaled $3.6 million for the year ended December 31, 2007 compared to $204,000 in the prior year. The 2007 amount includes $3.0 million of non-cash deemed dividends resulting from the sale of preferred stock. Net income attributable to common shareholders on a fully diluted basis for the year ended December 31, 2007 was $2.4 million, or $0.17 per share, compared to a loss of $2.2 million, or ($0.21) per share in the prior year.

For the year ended December 31, 2007, total system-wide revenue from all franchised and Company-owned training centers was $382.1 million compared to total system-wide revenue for the year ended December 31, 2006 of $363.3 million, an increase of 5%.

Current Outlook

Mark A. Miller, President and Chief Executive Officer of New Horizons, stated, “The year 2007 was a successful one for New Horizons with improved operations and a strengthening franchise network. Over the past year we completed the repositioning of our business model to focus primarily on serving our network as a world class franchisor. We will continue to enhance our infrastructure and undertake strategic initiatives that will allow us to expand our product base and brand recognition in partnership with our franchise owners. As always, we appreciate the efforts of our employees, our franchisees and everyone in the New Horizons network in making our results possible.”

About New Horizons Computer Learning Centers

With over 300 centers in 60 countries, Anaheim, California based New Horizons Worldwide, Inc. (Pink Sheets:NEWH) is the world’s largest independent IT training company. Through an integrated learning approach that ensures that new knowledge can be applied to real life situations, New Horizons delivers a full range of technology and business skills training from basic application and desktop productivity tools to complex and integrated business systems. New Horizons continues to expand its offerings, locations, and solutions to meet the growing demands placed on organizations and their employees. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com.

Certain matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as such involve risks and uncertainties. Any statements about expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements. The forward-looking statements in this press release are based upon beliefs, assumptions and expectations of the Company’s management as to the Company’s future operations and economic performance, taking into account the information currently available and include comments regarding management’s future outlook and financial performance of the Company. These statements are not statements of historical fact, and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Readers should not place undue reliance on these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Such forward-looking  statements  involve known and unknown risks, uncertainties and other factors that may cause the actual  results,  performance,  achievements or transactions of the Company or the benefits of the proposed  transaction to be materially  different from any future results, performance,  achievements or transactions expressed or implied by such forward-looking  statements. Many of the factors  which could  impact the  Company and the forward-looking  statements  contained  herein are  included  in the Company’s filings with the Securities and Exchange Commission.

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

December 31, 2007 and 2006
(Dollars in thousands)

	December 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$4,101	$795
Accounts receivable, net	4,772	7,661
Other current assets	978	2,081
Total current assets	9,851	10,537

Property and equipment, net	2,631	3,008
Restricted cash and other non-current assets	1,386	2,657
Goodwill	11,408	11,408
Total assets	$25,276	$27,610

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable and other current liabilities	$10,721	$19,051
Deferred revenue	4,169	7,299
Total current liabilities	14,890	26,350

Long-term debt	4,000	4,000
Deferred rent and other long-term liabilities	972	1,915
Total liabilities	19,862	32,265

Commitments and contingencies	—	—

Total shareholders’ equity (deficit)	5,414	(4,655)
Total liabilities and shareholders’ equity (deficit)	$25,276	$27,610

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars and shares in thousands, except per share data)

	Three months ended Dec 31,		Year ended Dec 31,
	(Unaudited)
	2007	2006	2007	2006
Revenues
Franchising
Franchise fees	$490	$280	$975	$816
Royalties	5,063	4,261	19,150	16,696
Courseware sales and other	951	1,547	3,908	10,451
Total franchising revenues	6,504	6,088	24,033	27,963

Company-owned training centers	5,085	8,998	27,604	48,717
Total revenues	11,589	15,086	51,637	76,680

Cost of revenues	5,224	8,371	24,115	45,191
Selling, general and administrative expenses	6,093	7,020	23,299	33,513
Impairment of property and equipment	—	391	—	391

Operating income (loss)	272	(696)	4,223	(2,415)

Other income (expense)	—	(708)	—	(704)
Gain (loss) on sale of Company-owned training centers	1,721	(205)	2,681	2,120
Interest expense	(134)	(148)	(604)	(304)
Investment income	64	183	129	293

Income (loss) before income taxes	1,923	(1,574)	6,429	(1,010)
(Provision) benefit for income taxes	41	(288)	(1,097)	(1,019)

Net income (loss)	1,964	(1,862)	5,332	(2,029)
Dividends payable on preferred stock	(170)	(96)	(604)	(204)
Deemed dividends on preferred stock	—	—	(2,963)	—
Net income (loss) attributable to common shareholders - basic	$1,794	$(1,958)	$1,765	$(2,233)
Dividends payable on preferred stock addback	170	—	604	—
Net income (loss) attributable to common shareholders - diluted	$1,964	$(1,958)	$2,369	$(2,233)

Net income (loss) per share attributable to common shareholders
Basic	$0.16	$(0.18)	$0.17	$(0.21)
Diluted	$0.08	$(0.18)	$0.13	$(0.21)

Weighted average number of common shares outstanding
Basic	10,900	10,682	10,676	10,678
Diluted	23,391	10,682	18,668	10,678